Earnings Release February 24, 2015
Holly Energy Partners, L.P. Reports Fourth Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the fourth quarter of 2014. For the quarter, distributable cash flow was $41.8 million, an increase of $7.6 million, or 22.1% compared to the fourth quarter of 2013. HEP announced its 41st consecutive distribution increase on January 22, 2015, raising the quarterly distribution from $0.5225 to $0.53 per unit, representing a 6.0% increase over the distribution for the fourth quarter of 2013.
Net income attributable to Holly Energy Partners for the fourth quarter was $28.7 million ($0.33 per basic and diluted limited partner unit) compared to $19.0 million ($0.19 per basic and diluted limited partner unit) for the fourth quarter of 2013. This increase in earnings is primarily due to higher pipeline volumes and annual tariff increases as well as decreased interest expense due to the early retirement of our 8.25% Senior Notes in March 2014. Compared to the fourth quarter of 2014, pipeline shipments were low during the fourth quarter of 2013 due to reduced crude throughput at HollyFrontier Corporation's ("HFC") Navajo Refinery caused by wastewater processing constraints.
Commenting on the fourth quarter of 2014, Mike Jennings, Chief Executive Officer, stated, “We are pleased that financial results for the fourth quarter of 2014 allowed us to continue our record of raising our quarterly distribution. We remain optimistic about our organic growth potential, especially on our New Mexico crude system and on the UNEV products pipeline. Additionally, we are evaluating new growth opportunities that leverage our capabilities and HollyFrontier Corporation's refining footprint. As we look forward, we believe HEP is well positioned for continued growth due to the quality and geographic location of our assets, our talented employee base, and our financially strong and supportive general partner, HollyFrontier."
Fourth Quarter 2014 Revenue Highlights
Revenues for the quarter were $88.4 million, a $10.5 million increase compared to the fourth quarter of 2013. The revenue increase was due to higher volumes and annual tariff increases in addition to a $1.7 million increase in previously deferred revenue realized. Overall pipeline volumes were up 31% compared to the fourth quarter of 2013.

•
Revenues from our refined product pipelines were $31.7 million, an increase of $3.7 million due to higher volumes and annual tariff increases. Shipments averaged 192.1 thousand barrels per day (“mbpd”) compared to 174.2 mbpd for the fourth quarter of 2013 mainly due to the reduced crude throughput at HFC's Navajo refinery during the fourth quarter of 2013.

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Revenues from our intermediate pipelines were $8.2 million, an increase of $2.8 million primarily due to an increase of $1.6 million in previously deferred revenue realized and the effects of increased volumes. Shipments averaged 131.6 mbpd compared to 114.4 mbpd for the fourth quarter of 2013 mainly due to the reduced crude throughput at HFC's Navajo refinery during the fourth quarter of 2013.

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Revenues from our crude pipelines were $16.6 million, an increase of $4.6 million, on shipments averaging 242.5 mbpd compared to 142.7 mbpd for the fourth quarter of 2013. This increase is due to increased volumes and revenue from the New Mexico gathering system expansion as well as low volumes during the fourth quarter of 2013 due to the reduced crude throughput at HFC's Navajo refinery.

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Revenues from terminal, tankage and loading rack fees were $32.0 million, a decrease of $0.6 million compared to the fourth quarter of 2013. The decrease in revenue is due to lower cost reimbursement receipts from HFC offset with higher volumes. Refined products terminalled in our facilities increased to an average of 332.0 mbpd compared to 300.1 mbpd for the fourth quarter of 2013.

Revenues for the three months ended December 31, 2014, include the recognition of $3.4 million of prior shortfalls billed to shippers in 2013 and 2014, as they did not meet their minimum volume commitments within the contractual make-up period. As of December 31, 2014, deferred revenue on our consolidated balance sheet related to shortfalls billed was $9.3 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system will have the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Year Ended December 31, 2014 Revenue Highlights
Revenues for the year ended December 31, 2014, were $332.5 million, a $27.4 million increase compared to the same period of 2013. This is due principally to increased pipeline shipments, the effect of annual tariff increases and a $4.2 million increase in previously deferred revenue realized. Overall pipeline volumes were up 13% compared to 2013 largely due to low volumes in 2013 resulting from a major maintenance turnaround at HFC's Navajo refinery in the first quarter of 2013 as well as the reduced crude throughput at HFC's Navajo refinery during the fourth quarter of 2013.

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Revenues from our refined product pipelines were $121.2 million, an increase of $13.0 million, primarily due to increased volumes and the effect of a $2.1 million increase in previously deferred revenue realized. Shipments averaged 183.2 mbpd compared to 170.8 mbpd for the year ended December 31, 2013.

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Revenues from our intermediate pipelines were $29.8 million, an increase of $4.4 million, on shipments averaging 138.3 mbpd compared to 128.5 mbpd for the year ended December 31, 2013. The increase in revenue is due to the effects of a $2.2 million increase in previously deferred revenue realized and increased volumes on intermediate pipeline segments.

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Revenues from our crude pipelines were $56.8 million, an increase of $8.1 million, on shipments averaging 199.6 mbpd compared to 161.4 mbpd for the year ended December 31, 2013. Revenues increased due to the annual tariff increases and higher volumes resulting from the New Mexico gathering system expansion as well as low volumes in 2013 caused by the turnaround at HFC's Navajo refinery and the fourth quarter 2013 processing constraints at HFC's Navajo refinery.

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Revenues from terminal, tankage and loading rack fees were $124.7 million, an increase of $1.9 million compared to the year ended December 31, 2013. This increase is due principally to increased volumes. Refined products terminalled in our facilities increased to an average of 331.0 mbpd compared to 318.9 mbpd for the year ended December 31, 2013.

Revenues for the year ended December 31, 2014, include the recognition of $12.0 million of prior shortfalls billed to shippers in 2013.
Operating Costs and Expenses Highlights
Operating costs and expenses were $50.1 million and $177.8 million for the three months and year ended December 31, 2014, respectively, representing increases of $3.0 million and $1.2 million over the respective periods of 2013. These increases are due to year-over-year increases in maintenance costs and environmental accruals partially offset by lower depreciation and amortization caused by lower abandonment charges related to tankage permanently removed from service. Operating expenses for the year ended December 31, 2013 were reduced by $3.5 million due to a net tax refund related to payroll costs over a multi-year period.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1052229.
An audio archive of this webcast will be available using the above noted link through March 10, 2015.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and years ended December 31, 2014 and 2013.

	Three Months Ended December 31,		Change from
	2014	2013	2013
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$18,332	$15,523	$2,809
Affiliates – intermediate pipelines	8,182	5,367	2,815
Affiliates – crude pipelines	16,597	11,990	4,607
	43,111	32,880	10,231
Third parties – refined product pipelines	13,339	12,424	915
	56,450	45,304	11,146
Terminals, tanks and loading racks:
Affiliates	28,323	29,267	(944)
Third parties	3,640	3,305	335
	31,963	32,572	(609)
Total revenues	88,413	77,876	10,537
Operating costs and expenses:
Operations (exclusive of depreciation and amortization)	31,966	27,355	4,611
Depreciation and amortization	15,213	16,693	(1,480)
General and administrative	2,891	3,003	(112)
	50,070	47,051	3,019
Operating income	38,343	30,825	7,518

Equity in earnings of SLC Pipeline	837	588	249
Interest expense, including amortization	(8,733)	(11,081)	2,348
Interest income	—	51	(51)
Gain (loss) on sale of assets	—	(53)	53
Other income	37	—	37
	(7,859)	(10,495)	2,636
Income before income taxes	30,484	20,330	10,154
State income tax (expense) benefit	(90)	108	(198)
Net income	30,394	20,438	9,956
Allocation of net income attributable to noncontrolling interests	(1,727)	(1,440)	(287)
Net income attributable to Holly Energy Partners	28,667	18,998	9,669
General partner interest in net income, including incentive distributions(1)	9,333	7,485	1,848
Limited partners’ interest in net income	$19,334	$11,513	$7,821
Limited partners’ earnings per unit – basic and diluted:(1)	$0.33	$0.19	$0.14
Weighted average limited partners’ units outstanding	58,657	58,657	—
EBITDA(2)	$52,703	$46,613	$6,090
Distributable cash flow(3)	$41,835	$34,263	$7,572

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	117,486	100,067	17,419
Affiliates – intermediate pipelines	131,590	114,389	17,201
Affiliates – crude pipelines	242,533	142,713	99,820
	491,609	357,169	134,440
Third parties – refined product pipelines	74,631	74,098	533
	566,240	431,267	134,973
Terminals and loading racks:
Affiliates	260,198	225,036	35,162
Third parties	71,817	75,057	(3,240)
	332,015	300,093	31,922
Total for pipelines and terminal assets (bpd)	898,255	731,360	166,895

	Years Ended December 31,		Change from
	2014	2013	2013
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$77,852	$66,441	$11,411
Affiliates – intermediate pipelines	29,813	25,397	4,416
Affiliates – crude pipelines	56,804	48,749	8,055
	164,469	140,587	23,882
Third parties – refined product pipelines	43,377	41,837	1,540
	207,846	182,424	25,422
Terminals, tanks and loading racks:
Affiliates	110,726	111,781	(1,055)
Third parties	13,973	10,977	2,996
	124,699	122,758	1,941
Total revenues	332,545	305,182	27,363
Operating costs and expenses:
Operations (exclusive of depreciation and amortization)	104,801	99,444	5,357
Depreciation and amortization	62,166	65,423	(3,257)
General and administrative	10,824	11,749	(925)
	177,791	176,616	1,175
Operating income	154,754	128,566	26,188

Equity in earnings of SLC Pipeline	2,987	2,826	161
Interest expense, including amortization	(36,101)	(47,010)	10,909
Interest income	3	161	(158)
Loss on early extinguishment of debt	(7,677)	—	(7,677)
Gain on sale of assets	—	1,810	(1,810)
Other income	82	61	21
	(40,706)	(42,152)	1,446
Income before income taxes	114,048	86,414	27,634
State income tax expense	(235)	(333)	98
Net income	113,813	86,081	27,732
Allocation of net income attributable to noncontrolling interests	(8,288)	(6,632)	(1,656)
Net income attributable to Holly Energy Partners	105,525	79,449	26,076
General partner interest in net income, including incentive distributions(1)	(34,667)	(27,523)	(7,144)
Limited partners’ interest in net income	$70,858	$51,926	$18,932
Limited partners’ earnings per unit – basic and diluted:(1)	$1.20	$0.88	$0.32
Weighted average limited partners’ units outstanding	58,657	58,246	411
EBITDA(2)	$211,701	$192,054	$19,647
Distributable cash flow(3)	$172,718	$146,579	$26,139

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	119,156	107,493	11,663
Affiliates – intermediate pipelines	138,258	128,475	9,783
Affiliates – crude pipelines	199,600	161,391	38,209
	457,014	397,359	59,655
Third parties – refined product pipelines	64,055	63,337	718
	521,069	460,696	60,373
Terminals and loading racks:
Affiliates	261,888	255,108	6,780
Third parties	69,100	63,791	5,309
	330,988	318,899	12,089
Total for pipelines and terminal assets (bpd)	852,057	779,595	72,462

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $8.9 million and $7.3 million for the three months ended December 31, 2014 and 2013, respectively, and $33.2 million and $26.5 million for the years ended December 31, 2014 and 2013, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(In thousands)
Net income attributable to Holly Energy Partners	$28,667	$18,998	$105,525	$79,449
Add (subtract):
Interest expense	8,297	10,551	34,280	44,041
Interest income	—	(51)	(3)	(161)
Amortization of discount and deferred debt charges	436	530	1,821	2,120
Loss on early extinguishment of debt	—	—	7,677	—
Amortization of unrecognized loss attributable to terminated cash flow hedge	—	—	—	849
State income tax	90	(108)	235	333
Depreciation and amortization	15,213	16,693	62,166	65,423
EBITDA	$52,703	$46,613	$211,701	$192,054

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(In thousands)
Net income attributable to Holly Energy Partners	$28,667	$18,998	$105,525	$79,449
Add (subtract):
Depreciation and amortization	15,213	16,693	62,166	65,423
Amortization of discount and deferred debt charges	436	530	1,821	2,120
Loss on early extinguishment of debt	—	—	7,677	—
Amortization of unrecognized loss attributable to terminated cash flow hedge	—	—	—	849
Increase (decrease) in deferred revenue attributable to shortfall billings	(2,454)	62	(2,503)	3,686
Maintenance capital expenditures*	(2,271)	(2,126)	(4,616)	(8,683)
Billed crude revenue settlement	—	—	—	918
Other non-cash adjustments	2,244	106	2,648	2,817
Distributable cash flow	$41,835	$34,263	$172,718	$146,579

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	December 31,	December 31,
	2014	2013
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$2,830	$6,352
Working capital (deficit)	$3,140	$(6,604)
Total assets	$1,401,555	$1,382,508
Long-term debt	$867,579	$807,630
Partners' equity(4)	$320,362	$369,446

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $305.3 million would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:
Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Craig Biery, Investor Relations
Holly Energy Partners, L.P.
214/954-6511